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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[ ]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Newman                         Steven                  A.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

                      12701 Fair Lakes Circle, Suite  550
--------------------------------------------------------------------------------
                                    (Street)

  Fairfax                            Virginia              22032
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Xybernaut Corporation (XYBR)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     December 31, 2000

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                  Executive Vice President
                  ------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01 per share    --           --              --         --     --       1,792,147      D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 5-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Options to Purchase
 Common Stock,
 $.01 par value                                                                Common
 per share          $3.0000  4/10/96           50,000        Immed  4/10/06    Stock      50,000           33,333    D
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase
 Common Stock,
 $.01 par value                                                                Common
 per share          $2.6125  1/2/97            50,000        Immed   1/2/07    Stock      50,000           38,278    D
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase
 Common Stock,
 $.01 par value                                                                Common
 per share          $2.8125  8/28/97           10,000        Immed   8/28/07   Stock      10,000                0    D
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase
 Common Stock,
 $.01 par value                                                                Common
 per share          $4.3125  8/28/98           10,000        Immed   8/28/08   Stock      10,000           10,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase
 Common Stock,
 $.01 par value                                                                Common
 per share          $1.5625  8/27/99           10,000        Immed   8/27/09   Stock      10,000           10,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase
 Common Stock,
 $.01 par value                                                                Common
 per share          $1.7800  9/24/99           31,750         (1)    9/24/09   Stock      31,750           31,750    D
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase
 Common Stock,
 $.01 par value                                                                Common
 per share          $1.3750  10/1/99          300,000        Immed   10/1/09   Stock     300,000          288,389    D
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase
 Common Stock,
 $.01 par value                                                                Common
 per share          $4.0938  12/3/99          100,000        Immed   12/3/09   Stock     100,000          100,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase
 Common Stock,
 $.01 par value                                                                Common
 per share          $4.8130  10/20/00    A     50,000        Immed   10/20/10  Stock      50,000           50,000    D
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====================================================================================================================================

Explanation of Responses:

(1) Exercisable in three equal annual installments, beginning September 24, 1999.


/s/ Steven A. Newman                                             2/14/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2

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